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                                 August 25, 2004

BY HAND DELIVERY

Robert E. G. Ractliffe


Dear Bob:

      As we discussed, your employment with Nortek, Inc. and Nortek Holdings, Inc. (together, the "Company") will end, effective as of August 26, 2004 (the "Separation Date"). The purpose of this letter is to confirm the agreement between you and the Company concerning your severance arrangements, as follows:

      1. SEPARATION BENEFITS. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it, the Company will provide you the following:

            (a) The Company shall cause those of your Class A and Class B stock options which remain unvested on the Separation Date to vest. Further, you agree to the cancellation of all of your Class A and Class B stock options in return for an amount of cash equal to (i) the product of (A) the Per Share Deal Price multiplied by (B) the number of shares of Class A Common Stock of Nortek Holdings, Inc. subject to the cancelled options minus (ii) the aggregate exercise prices with respect to all such options. Provided this Agreement is in effect, payment will be made by wire transfer on August 27, 2004.

            (b) You will remain a Participant in the Nortek, Inc. Supplemental Executive Retirement Plan C ("SERP-C"), subject to its current terms. The Company, however, shall cause SERP-C to be amended such that you may elect to begin receiving benefits under SERP-C as of September 1, 2006 with no reduction in benefits for early retirement. The terms of your participation in SERP-C shall otherwise remain unchanged, other than as stated in Paragraph 5(e). Also, it is understood and agreed that none of the payments to be made to you under this Agreement or the Change of Control Plan, addressed below, shall be included in the calculation of your benefits under SERP-C.

            (c) The Company will pay your membership dues in the Wannamoisett Country Club through December 31, 2004 and you may continue to use that membership through that date. You will be responsible for all personal expenses incurred.

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            (d)   Although you will cease to be a member in the TPC Club of
Norton, Massachusetts as of the Separation Date, the Company will designate you as eligible to use the Company's membership for the period of one year from the Separation Date, through August 25, 2005. You will be responsible for all personal expenses incurred.

            (e) The Company will provide you tax consulting services for calendar 2004 in accordance with its policy for active executive employees.

            (f) The Company will provide you six months of executive outplacement services, at the Company's cost, through Right Management Associates.

            (g) On the Separation Date, the Company will transfer ownership to you of the two cell phones and the computer hardware at your home which were previously provided for your business use. You will be responsible for all costs related to use of those phones and that equipment after the Separation Date.

      2. FINAL PAY, EXPENSES AND CHANGE OF CONTROL PLAN PARTICIPATION. In addition to the foregoing,

            (a) You have received your salary for the month of August. The Company will provide you any terminal vacation pay to which you are entitled.

            (b) The Company will reimburse any business expenses which you incurred on or before the Separation Date and which are subject to reimbursement under current Company policies, provided that you submit those expenses and any supporting documentation and substantiation required within 90 days of the Separation Date.

            (c) You will be entitled to the following benefits under the Nortek, Inc. Change of Control Severance Benefit Plan for Key Employees (as amended June 12, 1997 and November 19, 2002) (the "Change of Control Plan"), in accordance with its terms: (i) a payment of $120,000, which is 20% of your current salary, (ii) 24 months of payments in the amount of $122,917 per month (based on your current base salary of $600,000 and a high bonus of $875,000) and
(iii) 24 months of continued coverage under certain designated benefit plans or, if elected within 15 days of the Separation Date, a payment in lieu thereof, all as specified in the Change of Control Plan.

      3. WITHHOLDING. All payments by the Company under this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law.

      4. STATUS OF BENEFITS AND ACKNOWLEDGEMENT OF FULL PAYMENT. Except as provided in the second paragraph of Section 5 of the Change of Control Plan and referenced in Paragraph 2(c) above, your participation in all benefit plans and perquisites of the Company will end as of the Separation Date, in accordance with the terms of those

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plans and perquisites. You agree that, except as expressly provided under this
Agreement, no further compensation of any kind is owed to you.

      5.    CONTINUING EMPLOYEE OBLIGATIONS.

            (a) You agree that you will continue to protect Confidential Information, as defined below, and will not, directly or indirectly, use or disclose it.

            (b) You also agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.

            (c) In signing this Agreement, you give the Company assurance that you will return to it, no later than September 15, 2004, any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business (whether present or otherwise) of the Company and its Affiliates, and all copies, and all keys, credit cards and all other property of the Company in your possession or control, excluding only that equipment transferred to you under Paragraph 1(g).

            (d) You agree to cooperate with the Company hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse all reasonable and necessary out-of-pocket expenses incurred in complying with Company requests hereunder. Following the conclusion of the 24 months of payments to be provided you under the Change in Control Plan, the Company will reimburse, on a per diem basis, any salary, in excess of ten days' salary in any calendar year, which you must forego in order to comply with Company requests thereafter, provided that the Company has approved the time expenditure in advance.

            (e) You acknowledge that during your employment you have had access to Confidential Information which, if disclosed, would assist in competition against the Company and its Affiliates and that you have also generated goodwill for the Company and its Affiliates in the course of your employment. Therefore, you agree that the following restrictions on your activities after your employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates and the Company agrees that your meeting the following obligations will satisfy as well your obligations with respect to non-competition under SERP-C:

                  (i) You agree that, during the four-year period immediately following termination of your employment (the "Non-Competition Period"), you will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete in North America with the Company or any of its Affiliates

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in any business in which any of them was engaged or actively planning to engage on the Separation Date. Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in North America in any business that is competitive with the business of the Company or its Affiliates, as conducted or in planning during your employment with the Company or any of its Affiliates.

                  (ii) You agree that, during the Non-Competition Period, you will not, and will not assist any other Person knowingly to, (A) hire any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment, (B) solicit or encourage any customer of the Company or any of its Affiliates or independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them or (C) seek to persuade any customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates.

            (f) In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under Paragraph 5(a) and Paragraph 5(e) hereof. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in Paragraph 5(a) or Paragraph 5(e), the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. You and the Company further agree that, in the event that any provision of Paragraph 5(a) or Paragraph 5(e) is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

      6.    DEFINITIONS. As used in this Agreement,

            (a) "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with either or both of Nortek, Inc. and Nortek Holdings, Inc., where control may be by management authority or equity interest.

            (b) "Confidential Information" means any and all information of the Company and its Affiliates, that is not generally known to others with whom any of them competes or does business or with whom any of them plans to compete or do business. Confidential Information includes without limitation such information relating to (i) the

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development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) their products and services,
(iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers and prospective customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. Confidential Information does not include information that enters the public domain, other than through a breach by you or another Person of an obligation of confidentiality to the Company or any of its Affiliates.

            (c) Per Share Deal Price has the meaning ascribed to that term in the Stock Purchase Agreement (the "Stock Purchase Agreement") by and among Kelso Investment Associates VI, L.P. (among other sellers named therein), THL Buildco Holdings, Inc., and THL Buildco, Inc., dated as of July 15, 2004, as expected to be amended in connection with the closing of the Sale (as defined in the Stock Purchase Agreement).

            (d) "Person" means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

      7. RELEASE OF CLAIMS. In exchange for the benefits provided you under Paragraph 1 of this Agreement, to which, you acknowledge, you would not otherwise be entitled, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or pursuant to any federal, state or local law, regulation or other requirement and you hereby release and forever discharge the Company and its Affiliates and all of their respective past and present directors, shareholders, officers, members, managers, general and limited partners, employees, agents and representatives, their successors and assigns, and all others connected with any of the foregoing, both individually and in their official capacities, from any and all such causes of action, rights or claims and you represent and warrant that, as of the date of your signing of this Agreement, you have no knowledge of any facts or circumstances that could give rise to a cause of action, right or claim by you against the Company or any of its Affiliates. Excluded from the scope of this release of claims are any rights of indemnification or contribution that you have under the articles of incorporation, by-laws or LLC agreement of the Company or any of its Affiliates. Also excluded from the scope of this release of claims are your vested benefits, if any, under all benefit plans of the Company qualified under Section 401(a) of the Internal Code of 1986, as amended, in accordance with the terms of those plans; provided however, that none of the payments to be made to you under this Agreement or the Change of Control Plan shall be included in the calculation of your benefits under those plans.

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      8.    MISCELLANEOUS. This letter contains the entire agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters, excluding only the Change in Control Plan and SERP-C, as amended hereby, and any loan to you from the Company or any benefit plan outstanding on the Separation Date. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chairman and CEO of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The obligation of the Company to provide you the benefits set forth in this Agreement is expressly conditioned upon your continued full performance of your obligations under this Agreement and SERP-C, as amended hereby. It is agreed that you may not assign your rights or obligations hereunder, but that Nortek and Nortek Holdings, in the event that either shall hereafter reorganize, consolidate with, or merge into, any other entity or transfer all or substantially all of its properties or assets to another entity, may assign its rights and obligations under this Agreement to such entity without your consent.

      9. EMPLOYEE ASSURANCES. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had a full and sufficient opportunity to consider this Agreement and to consult with any of those listed in Paragraph 5(b) above before signing it; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

      If the terms of this Agreement are acceptable to you, please sign, date and return it to me. At the time you sign and return this letter, it will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

                                        Sincerely,

                                        Richard L. Bready
                                        Chairman and CEO

Accepted and agreed:

Signature:  ____________________________
                  Robert E. G. Ractliffe

Date:  ________________________________

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